CARMAX REPORTS SECOND QUARTER RESULTS;
Revises Fiscal 2008 Expectations

Richmond, Va., September 19, 2007 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2007.

▪	Total sales increased 10% to $2.12 billion from $1.93 billion in the second quarter of last year.

▪	Comparable store used unit sales rose 3% for the quarter.

▪	Total used unit sales grew 11% in the second quarter.

▪	Net earnings increased 20% to $65.0 million, or 29 cents per diluted share, compared with
$54.3 million, or 25 cents per diluted share, earned in the second quarter of fiscal 2007.

▪	For the fiscal year ending February 29, 2008, CarMax now expects comparable store used unit sales in the range of 1% to 3% and earnings per share in the range of $0.92 to $0.98.

Second Quarter Business Performance Review

Sales.  “Despite missing our sales targets for the first half of the year, we were relatively pleased with our sales performance, given the context of the current macro-economic conditions and the challenging automotive retail environment over the past few months,” said Tom Folliard, president and chief executive officer of CarMax.  “While our 3% increase in comparable store used unit sales represents a deceleration in our growth rate compared with recent quarters, we believe that we nevertheless continued to gain share in the late-model used vehicle market during the quarter.”

Our sales growth was supported by increases in traffic, both in our stores and on our website, and the continued consistent availability of credit from CarMax Auto Finance (CAF) and our third-party finance providers.  During the second quarter, we opened one used car superstore in Torrance, California, our seventh store in the Los Angeles market.

Wholesale unit sales increased 15% in the second quarter, somewhat greater than the 11% increase in total retail used unit sales, reflecting the easier relative comparison with the second quarter of last year.  Other sales and revenues rose 10%, supported by a 14% increase in extended service plan revenues and an 11% net increase in third-party finance fees.

New vehicle unit sales declined by 15%, reflecting the combination of softer new car industry sales trends and the August divestiture of our Orlando Chrysler Jeep Dodge franchise.  Following this divestiture, we now operate six new car franchises.

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 CarMax, Inc.

Gross Profit.  Total gross profit per retail unit climbed to $2,869 in this year’s second quarter compared with $2,755 in last year’s quarter.  The majority of the increase was attributable to an improvement in wholesale gross profit per unit to $796, up $97 compared with last year’s second quarter.  Wholesale profit was relatively consistent with the $800 per unit reported in this year’s first quarter, however.  The wholesale operation continued to benefit from our superior car-buying process, as well as continued strong dealer attendance at our auctions.

CarMax Auto Finance.  CAF income decreased approximately 8% to $33.4 million compared with $36.5 million in last year’s second quarter.  In the prior year period, CAF income included approximately $6 million of favorable adjustments, primarily related to lowering loss rate assumptions on loans originated in 2003, 2004, and 2005.  Excluding the effect of adjustments, CAF income increased 9%, reflecting our retail sales growth, a slight improvement in the gain on loans originated and sold from 3.9% last year to 4.0% in the current quarter, and an increase in total managed receivables.

SG&A.  The SG&A ratio improved to 10.1% in this year’s second quarter compared with 10.4% in the corresponding quarter of last year.  Last year’s second quarter SG&A ratio included the effect of approximately $5 million of share-based compensation expense related to the accelerated vesting of stock options held by our former chief executive officer upon his retirement.  Excluding the effect of the accelerated vesting, last year’s second quarter SG&A ratio would have been 10.1%.

Income Taxes.  The effective tax rate increased to 39.5% in the current quarter compared with 38.2% in the second quarter of last year.  The higher effective tax rate, which reduced earnings by approximately $0.01 per share, was primarily the result of the establishment of a valuation allowance against certain deferred tax assets.

Earnings and Earnings Per Share.  “Although our comparable store used unit sales growth was slower than in recent quarters, the improvement in our gross profit per unit allowed us to increase earnings at a rate higher than our sales growth,” said Folliard.

Supplemental Financial Information

Sales Components
(In millions)	Three Months Ended August 31 (1)			Six Months Ended August 31 (1)
	2007	2006	Change	2007	2006	Change
Used vehicle sales	$1,687.1	$1,526.7	10.5%	$3,395.5	$2,987.9	13.6%
New vehicle sales	104.8	121.2	(13.6)%	217.4	239.6	(9.3)%
Wholesale vehicle sales	265.3	222.3	19.3%	526.4	469.6	12.1%
Other sales and revenues:
Extended service plan revenues	33.2	29.2	13.7%	67.1	58.0	15.7%
Service department sales	25.2	23.8	5.8%	49.4	47.0	5.0%
Third-party finance fees, net	6.9	6.2	10.6%	13.8	12.6	10.1%
Total other sales and revenues	65.3	59.3	10.2%	130.3	117.6	10.8%
Net sales and operating revenues	$2,122.5	$1,929.5	10.0%	$4,269.7	$3,814.7	11.9%

(1)	Percent calculations and amounts shown are based on amounts presented on the attached consolidated statements of earnings and may not sum due to rounding.

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 CarMax, Inc.

Retail Vehicle Sales Changes
	Three Months Ended August 31		Six Months Ended August 31
	2007	2006	2007	2006
Comparable store vehicle sales:
Used vehicle units	3%	7%	5%	6%
New vehicle units	(13)%	(19)%	(9)%	(15)%
Total units	2%	5%	4%	5%

Used vehicle dollars	3%	15%	5%	14%
New vehicle dollars	(11)%	(21)%	(8)%	(17)%
Total dollars	2%	11%	4%	11%

Total vehicle sales:
Used vehicle units	11%	15%	13%	14%
New vehicle units	(15)%	(19)%	(10)%	(15)%
Total units	9%	12%	11%	12%

Used vehicle dollars	11%	23%	14%	22%
New vehicle dollars	(14)%	(20)%	(9)%	(16)%
Total dollars	9%	19%	12%	18%

Retail Vehicle Sales Mix
	Three Months Ended August 31		Six Months Ended August 31
	2007	2006	2007	2006
Vehicle units:
Used vehicles	96%	94%	96%	94%
New vehicles	4	6	4	6
Total	100%	100%	100%	100%

Vehicle dollars:
Used vehicles	94%	93%	94%	93%
New vehicles	6	7	6	7
Total	100%	100%	100%	100%

Unit Sales
	Three Months Ended August 31		Six Months Ended August 31
	2007	2006	2007	2006
Used vehicles	96,102	86,846	192,868	171,112
New vehicles	4,365	5,131	9,085	10,078
Wholesale vehicles	60,476	52,648	118,190	106,434

Average Selling Prices
	Three Months Ended August 31		Six Months Ended August 31
	2007	2006	2007	2006
Used vehicles	$17,388	$17,399	$17,434	$17,285
New vehicles	$23,863	$23,476	$23,787	$23,626
Wholesale vehicles	$4,278	$4,120	$4,344	$4,303

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 CarMax, Inc.

Selected Operating Ratios
(In millions)	Three Months Ended August 31				Six Months Ended August 31
	2007	% (1)	2006	% (1)	2007	% (1)	2006	% (1)

Net sales and operating revenues	$2,122.5	100.0%	$1,929.5	100.0%	$4,269.7	100.0%	$3,814.7	100.0%
Gross profit	$288.2	13.6%	$253.4	13.1%	$572.4	13.4%	$501.6	13.1%
CarMax Auto Finance income	$33.4	1.6%	$36.5	1.9%	$70.5	1.7%	$68.9	1.8%
Selling, general, and administrative
expenses	$214.2	10.1%	$200.0	10.4%	$428.0	10.0%	$387.0	10.1%
Operating profit (EBIT) (2)	$108.2	5.1%	$89.8	4.7%	$215.6	5.1%	$183.5	4.8%
Net earnings	$65.0	3.1%	$54.3	2.8%	$130.4	3.1%	$111.0	2.9%

(1)	Calculated as the ratio of the applicable amount to net sales and operating revenues.
(2)	Operating profit equals earnings before interest and income taxes.

Gross Profit
	Three Months Ended August 31				Six Months Ended August 31
	2007		2006		2007		2006
	$/unit(1)	% (2)	$/unit(1)	% (2)	$/unit(1)	% (2)	$/unit(1)	% (2)
Used vehicle gross profit	$1,982	11.3%	$1,963	11.2%	$1,958	11.1%	$1,944	11.1%
New vehicle gross profit	$1,072	4.5%	$1,176	5.0%	$1,039	4.3%	$1,195	5.0%
Wholesale vehicle gross profit	$796	18.1%	$699	16.5%	$798	17.9%	$711	16.1%
Other gross profit	$447	68.8%	$436	67.6%	$451	69.9%	$449	69.1%
Total gross profit	$2,869	13.6%	$2,755	13.1%	$2,834	13.4%	$2,768	13.1%

(1)	Calculated as category gross profit divided by its respective units sold, except the other and total categories, which are divided by total retail units sold.
(2)	Calculated as a percentage of its respective sales or revenue.

Earnings Highlights
(In millions except per share data)	Three Months Ended August 31			Six Months Ended August 31
	2007	2006	Change	2007	2006	Change
Net earnings	$65.0	$54.3	19.8%	$130.4	$111.0	17.4%
Diluted weighted average shares outstanding	220.6	215.3	2.5%	220.4	214.7	2.6%
Net earnings per share	$0.29	$0.25	16.0%	$0.59	$0.52	13.5%

Fiscal 2008 Expectations

“Our sales and profits for the first half of the fiscal year fell short of our original expectations,” said Folliard.  “We believe this is largely the result of the current market environment and the industry-wide slowdown in auto sales.  While it is difficult to predict how long the current conditions may persist, we believe it is appropriate to revise our expectations for comparable store used unit sales growth and earnings per share for the current fiscal year.  Our revisions assume that the current trends will continue for the remainder of the fiscal year.”

We now expect annual comparable store used unit sales growth in the range of 1% to 3%, compared with the 9% increase achieved in fiscal 2007.  Fiscal 2008 used unit comps were previously expected to be in the range of 3% to 9%.

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 CarMax, Inc.

We now expect fiscal 2008 earnings per share in the range of $0.92 to $0.98, compared with the $0.92 per share reported in fiscal 2007.  Fiscal 2008 earnings per share were previously expected to be in the range of $1.03 to $1.14.

Our new fiscal 2008 expectations reflect:
•	Our missed sales and earnings targets for the first half of the fiscal year.
•	The slower anticipated pace of comparable store used unit sales growth and its effect on other related revenue and income streams.
•	Continued planned spending related to our strategic, operational, and Internet initiatives.
•
The recent credit market turmoil, which drove up the cost of funding in the public asset-backed market.  While we were pleased with our ability to complete a $500 million transaction in early September despite this turmoil, the higher credit spreads associated with the 2007-3 transaction will cause a negative impact of approximately $4 million in funding costs in the third quarter.

“Although we are clearly disappointed with the revised outlook for fiscal 2008, we believe the downward revisions to our earnings outlook are largely related to external factors,” said Folliard.  “We believe we have a superior business model for automotive retailing, and we plan to continue investing to support our long-term growth initiatives.  We plan to continue adding stores at our 15% to 20% stated annual growth rate and fully expect to gain market share regardless of the external environment.”

Future Store Opening Plan

In the second half of fiscal 2008, we plan to open an additional nine used car superstores, one of which was opened in early September.  This will bring the total fiscal 2008 store openings to 13, representing a 17% increase in our store base.  In addition, we plan to expand our car-buying center test with the opening of our third and fourth centers, including one in Dallas and one in Tampa.  At the car-buying centers, we conduct appraisals and purchase cars but do not sell vehicles.  These test stores are part of our long-term program to increase both appraisal traffic and retail vehicle sourcing self-sufficiency.

In the first half of fiscal 2009, we currently plan to open eight used car superstores, as follows:

Location	Television Market	Market Status	Production Superstores (1)	Non-Production Superstores (2)
San Antonio, Texas	San Antonio	Existing market	--	1
Phoenix, Arizona	Phoenix	New market	2	--
Colorado Springs, Colorado	Colorado Springs	New market	1	--
Charleston, South Carolina	Charleston	New market	--	1
Tulsa, Oklahoma	Tulsa	New market	1	--
Huntsville, Alabama	Huntsville	New market	1	--
Costa Mesa, California	Los Angeles	Existing market	--	1
			5	3

(1)	Previously referred to as standard superstores, these are stores at which vehicle reconditioning is performed.
(2)	Previously referred to as satellite superstores, these are stores that do not have vehicle reconditioning capabilities.

Normal construction, permitting, or other scheduling delays could shift the opening dates of any of these stores into a later period.

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 CarMax, Inc.

Third Quarter Fiscal 2008 Earnings Release and Conference Call Date

We currently plan to release third quarter sales and earnings results on Wednesday, December 19, 2007, before the opening of the New York Stock Exchange.  The company will host a conference call for investors at 9:00 a.m. ET on that date.  Information on this conference call will be available on our investor information home page at investor.carmax.com in early December.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 19, 2007.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 9751241.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 19, 2007, through October 19, 2007.  A telephone replay also will be available through September 26, 2007, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 9751241.

About CarMax

CarMax, a Fortune 500 company, and one of the Fortune 2007 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 82 used car superstores in 38 markets.  The CarMax consumer offer is structured around four core equities: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the twelve months ended February 28, 2007, we retailed 337,021 used cars and sold 208,959 wholesale vehicles at our in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release about our future business plans, operations, opportunities, or prospects, including without limitation any statements or factors regarding expected sales, margins, or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following: changes in the general U.S. or regional U.S. economy; intense competition within our industry; significant changes in retail prices for used and new vehicles; a reduction in the availability or our access to sources of inventory; our ability to acquire suitable real estate; the significant loss of key employees from our store, regional, or corporate management teams; the efficient operation of our information systems; changes in the availability or cost of capital and working capital financing; the occurrence of adverse weather events; seasonal fluctuations in our business; the geographic concentration of our superstores; the regulatory environment in which we operate; the effect of various litigation matters; the effect of new accounting requirements or changes to generally accepted accounting principles; and the occurrence of certain other material events.  We disclaim any intent or obligation to update our forward-looking statements.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2007, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.
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 CarMax, Inc.

Contacts

Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Public Relations Manager, (804) 747-0422, ext. 4197

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 CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(In thousands except per share data)

	Three Months Ended August 31						Six Months Ended August 31
	2007	%	(1)	2006	%	(1)	2007	%	(1)	2006	%	(1)

Sales and operating revenues:
Used vehicle sales	$1,687,142	79.5		$1,526,738	79.1		$3,395,533	79.5		$2,987,858	78.3
New vehicle sales	104,779	4.9		121,231	6.3		217,394	5.1		239,639	6.3
Wholesale vehicle sales	265,282	12.5		222,299	11.5		526,434	12.3		469,595	12.3
Other sales and revenues	65,327	3.1		59,274	3.1		130,303	3.1		117,589	3.1
Net sales and operating revenues	2,122,530	100.0		1,929,542	100.0		4,269,664	100.0		3,814,681	100.0
Cost of sales	1,834,336	86.4		1,676,177	86.9		3,697,249	86.6		3,313,061	86.9
Gross profit	288,194	13.6		253,365	13.1		572,415	13.4		501,620	13.1
CarMax Auto Finance income	33,412	1.6		36,512	1.9		70,480	1.7		68,906	1.8
Selling, general, and administrative
expenses	214,196	10.1		200,049	10.4		428,010	10.0		387,015	10.1
Gain on franchise disposition	740	--		--	--		740	--		--	--
Interest expense	950	--		2,335	0.1		2,966	0.1		4,282	0.1
Interest income	245	--		300	--		623	--		567	--
Earnings before income taxes	107,445	5.1		87,793	4.5		213,282	5.0		179,796	4.7
Provision for income taxes	42,450	2.0		33,529	1.7		82,932	1.9		68,756	1.8
Net earnings	$64,995	3.1		$54,264	2.8		$130,350	3.1		$111,040	2.9

Weighted average common shares:
Basic	215,891			211,831			215,592			211,181
Diluted	220,580			215,301			220,355			214,706

Net earnings per share:
Basic	$0.30			$0.26			$0.60			$0.53
Diluted	$0.29			$0.25			$0.59			$0.52

(1) Percents are calculated as a percentage of net sales and operating revenues and may not equal totals due to rounding.

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 CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31 2007	August 31 2006	February 28 2007
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,589	$23,781	$19,455
Accounts receivable, net	56,165	66,690	71,413
Automobile loan receivables held for sale	4,464	4,019	6,162
Retained interest in securitized receivables	224,334	189,820	202,302
Inventory	820,171	734,364	836,116
Prepaid expenses and other current assets	19,993	12,071	15,068

Total current assets	1,132,716	1,030,745	1,150,516

Property and equipment, net	755,276	533,335	651,850
Deferred income taxes	42,467	28,782	40,174
Other assets	47,331	43,856	43,033

TOTAL ASSETS	$1,977,790	$1,636,718	$1,885,573

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$248,762	$190,168	$254,895
Accrued expenses and other current liabilities	63,028	71,275	68,885
Accrued income taxes	8,207	37,701	23,377
Deferred income taxes	14,680	8,831	13,132
Short-term debt	2,672	1,915	3,290
Current portion of long-term debt	86,265	103,402	148,443

Total current liabilities	423,614	413,292	512,022

Long-term debt, excluding current portion	27,361	34,276	33,744
Deferred revenue and other liabilities	115,982	57,449	92,432

TOTAL LIABILITIES	566,957	505,017	638,198

SHAREHOLDERS’ EQUITY	1,410,833	1,131,701	1,247,375

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,977,790	$1,636,718	$1,885,573

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 CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
 (In thousands)

	Six Months Ended August 31
	2007	2006

Operating Activities:
Net earnings	$130,350	$111,040
Adjustments to reconcile net earnings to net
cash provided by operating activities:
Depreciation and amortization	22,026	16,727
Stock-based compensation expense	17,744	19,636
(Gain) loss on disposition of assets	(28)	86
Deferred income tax benefit	(1,324)	(18,937)
Net decrease (increase) in:
Accounts receivable, net	15,248	9,931
Automobile loan receivables held for sale, net	1,698	120
Retained interest in securitized receivables	(22,032)	(31,512)
Inventory	15,945	(64,664)
Prepaid expenses and other current assets	(4,925)	(860)
Other assets	(4,298)	144
Net increase (decrease) in:
Accounts payable, accrued expenses and
other current liabilities, and accrued income taxes	(26,695)	37,442
Deferred revenue and other liabilities	24,316	7,598
Net cash provided by operating activities	168,025	86,751

Investing Activities:
Capital expenditures	(132,092)	(54,317)
Proceeds from sales of assets	1,272	3,467
Net cash used in investing activities	(130,820)	(50,850)

Financing Activities:
(Decrease) increase in short-term debt, net	(618)	1,452
Payments on long-term debt	(62,007)	(56,871)
Equity issuances, net	9,947	13,928
Excess tax benefits from stock-based payment arrangements	3,607	7,612
Net cash used in financing activities	(49,071)	(33,879)

(Decrease) increase in cash and cash equivalents	(11,866)	2,022
Cash and cash equivalents at beginning of year	19,455	21,759
Cash and cash equivalents at end of period	$7,589	$23,781

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